   Exhibit 99.1

Tianli Agritech Signs Retail Distribution Agreement with WUSHANG MART

Company Continues to Expand Retail Distribution Network in Wuhan City

WUHAN CITY, China, August 21, 2013 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, headquartered in Wuhan City, China, today announced that the company had signed an agreement with WUSHANG MART to sell cuts of its Tianli-Xiduhei™ black hog meat through three of WUSHANG MART’s retail outlets located in Wuhan City, Hubei province.

WUSHANG MART is a supermarket chain with retail outlets across major cities in Hubei province and a wholly owned subsidiary of Wuhan Department Store Group Co., Ltd. (ticker: 000501.SZ).  Established in 1959, Wuhan Department Store Group is one of the oldest and largest retail enterprises in Hubei province with 15,793 employees as of the end of 2012. According to its latest Annual Report (filed on April 24, 2013), Wuhan Department Store Group had net sales of RMB 14.9 billion in 2012, of which WUSHANG MART contributed approximately RMB 6.2 billion, or 42% of total net sales. More information about Wuhan Department Store Group can be found at: http://www.wushang.com.cn.

Mrs. Hanying Li, Chairwoman and CEO of Tianli Agritech commented, "Since we resumed our retail operations in April this year, we have made significant progress in our effort to build out our retail distribution network for our Tianli-Xiduhei™ hog meat cuts. Today’s announcement marks our fourth partnership with leading supermarket chains in the Wuhan market following LAO NONG MIN, NEWSTAR, and ZHONGBAI. As we are committed to further expand our retail outreach in Wuhan as well as other geographic markets, we expect significant growth from our retail operations in coming quarters.”

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com